Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Amendment No. 2 to Form F-1 of our report dated December 22, 2022 relating to the financial statements of Republic Power Group Limited appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

August 1, 2025